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                                                                    EXHIBIT 10.4


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 1st day of August, 1997 (the "Effective Date"), by and between VIASOFT, INC., a Delaware corporation (the "Company"), and MICHAEL A.
WOLF, an individual ("Consultant").

                                   WITNESSETH:

         WHEREAS, Consultant is currently employed by the Company as Executive Vice President and Chief Technology Officer;

         WHEREAS, Consultant desires, as of the Effective Date, to resign his position as Executive Vice President and Chief Technology Officer in order to allow Consultant more time to pursue other personal and professional interests;

         WHEREAS, the Company is willing to accept such resignations but desires, commencing on the Effective Date, to retain the services of Consultant for the purpose of providing consulting advice in the areas of business and product development, strategic planning and technology acquisitions; and

         WHEREAS, Consultant desires to provide such services to the Company, commencing immediately upon the Effective Date, on the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Consultant, intending to be legally bound, hereby agree as follows:

         1. Engagement of Consultant. From and after the Effective Date and for the Term of this Agreement (as defined in Section 2), the Company hereby retains Consultant to provide the consulting services described on EXHIBIT A, and Consultant hereby agrees to provide such services to the Company, all upon the terms and conditions set forth in this Agreement.

         2. Term. Subject to the terms and conditions of this Agreement, Consultant agrees to provide to the Company the consulting services described on EXHIBIT A during the period commencing on the Effective Date and ending on August 31, 1998, which term may be extended from time to time pursuant to a written instrument executed by the Company and Consultant. As used herein, the "Term" means the initial term, and any extensions thereof, during which Consultant agrees to provide consulting services to the Company.

         3. Consulting Services. The services to be provided by Consultant hereunder shall consist of the consulting services described in EXHIBIT A and such other consulting service as the Board of Directors and/or the Chief Executive Officer of the Company may reasonably request from time to time in connection with the business of the Company. Consultant shall devote such



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time, attention and energies to the business of the Company as is reasonably necessary in order to provide the services described herein; provided, that the parties contemplate that Consultant shall devote approximately eighty (80) hours per month to performing such services.

         4. Compensation. During the Term, the Company shall pay the following compensation to Consultant:

                  4.1 Retainer. A retainer (the "Consulting Fee") to Consultant in the amount of $156,000 for the 13-month Term, which Consulting Fee shall be paid on a monthly basis in equal installments of $12,000 in arrears.

                  4.2 Fees for Additional Hours. The parties contemplate that Consultant shall devote approximately eighty (80) hours per month to performing the consulting services. Consultant shall document the hours worked and shall submit these records to the CEO on a monthly basis. The parties acknowledge that the services may require variable hours and that some weeks will be full-time and others will not be worked at all but they anticipate that the average hours worked by Consultant shall be approximately 80 hours per month. Hours worked by the Consultant over and above the average hours contemplated will be compensated at the rate of $300 per hour, calculated as follows:

               If the total hours worked by Consultant during the period August
              1, 1997 through January 31, 1998 are more than 480 hours, the additional hours will be paid at $300 per hour and shall be paid no later than February 28, 1998; and

               If the total hours worked by Consultant during the period
              February 1, 1998 through August 31, 1998 are more than 560 hours, the additional hours will be paid at $300 per hour and shall be paid no later than September 30, 1998.

                  4.3 Business Expenses. In addition, during the Term Consultant shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred in the reasonable discretion of Consultant in connection with the due and proper performance of his duties hereunder in accordance with the Company's regular expense reimbursement practices. Consultant may choose, in his discretion, to travel business class for any international travel.

         5.       Other Benefits; Stock Option Rights.

                  5.1 Benefits. During the Term, the Company shall provide Consultant those additional benefits described in EXHIBIT B hereto.

                  5.2 Existing Stock Rights. Consultant and the Company confirm and agree that as of immediately prior to the Effective Date, all of Consultant's vested and unvested rights


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to acquire stock or other securities of the Company are accurately and completely set forth on EXHIBIT B hereto.

                  5.3 Amendment of Stock Rights. Each stock option agreement described in EXHIBIT B is hereby amended to provide that during the Term of this Agreement, the options thereunder shall continue to vest and shall continue to be exercisable, in accordance with the terms and conditions thereof, as if Consultant's employment with the Company had not terminated. Each restricted stock purchase agreement described on EXHIBIT B is hereby amended to provide that during the Term of this Agreement, the Company will not exercise its repurchase option thereunder (which shall be tolled during the Term) and the shares subject thereto shall continue to be released from the Company's repurchase option on the schedule therein, as if Consultant's employment with the Company had not terminated. Termination or expiration of this Agreement shall be treated in the same manner as termination of employment under such stock option agreements and restricted stock purchase agreements. Consultant acknowledges and agrees that as a result of the foregoing amendments, any incentive stock options described on EXHIBIT B shall hereafter be treated as non-qualified stock options.

         6. Nature of Relationship. Consultant acknowledges and agrees that he is an independent contractor and will not act as an agent of the Company nor be deemed an employee of the Company for any purposes, including without limitation for the purposes of any employee benefit programs, income tax withholding, F.I.C.A. taxes, unemployment benefits, or otherwise. Consultant shall not enter into any agreement or incur any obligations on behalf of the Company, or commit the Company in any manner without the Company's prior written consent. As an independent contractor, Consultant understands and agrees that he is solely responsible for the control and supervision of the means by which his responsibilities are fulfilled. Such means are subject to Consultant's discretion, which discretion must be exercised consistent with the terms of this Agreement. The Company shall not enter into any agreement or incur any obligations on Consultant's behalf, or commit Consultant in any manner without Consultant's prior written consent.

         7.       Termination.

                  7.1 Termination Because of Death. This Agreement shall terminate if Consultant shall die. The termination of this Agreement pursuant to this Section 7.1 shall be effective at the time of death.

                  7.2 Termination by Consultant for Breach. This Agreement may be terminated by Consultant if the Company commits a material breach of the terms and conditions of this Agreement and the Company fails to cure such breach within thirty (30) days after delivery by Consultant to the Company of a written notice setting forth the nature and extent of such breach. The termination of this Agreement pursuant to this Section 7.2 shall be effective at a time specified by Consultant that is no less than sixty (60) days after the aforesaid cure period.


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                  7.3 Termination by the Company. This Agreement may be
terminated by the Company in any of the following circumstances:

         (i)      for "Cause" (as defined in Section 17);

         (ii) if Consultant shall materially breach this Agreement or habitually neglect his duties hereunder;

         (iii) if Consultant shall be unable to perform his material duties hereunder owing to illness or incapacity for sixty (60) consecutive days; or

         (iv) if the Company determines that it no longer requires the services of Consultant for any other reason.

The termination of this Agreement pursuant to this Section 7.3 shall be effective (A) in the case of a termination of this Agreement pursuant to subsection (i) or (ii) above, immediately upon receipt by Consultant of written notice of termination from the Company; or (B) in the case of a termination pursuant to subsection (iii) or (iv) above, 30 days after receipt by Consultant of written notice of termination from the Company.

                  7.4 Termination Because of Expiration. This Agreement shall terminate upon the expiration of the Term, as such may be extended from time to time in accordance with Section 2.

                  7.5 Payments Upon Termination Without Cause or for Company Breach. If this Agreement is terminated by Consultant pursuant to Section 7.2 or by the Company pursuant to Section 7.3(iv), the Company shall pay to Consultant liquidated damages and severance equal to $72,000 (representing six months of Consulting Fee compensation under Section 4), shall accelerate the vesting of all options that would vest as of the date six months after the termination date and release all shares from the Company's repurchase option that would be released as of date six months after the termination date with respect to the restricted stock, and shall reimburse Consultant for all expenses incurred by Consultant through the date of termination for which Consultant is entitled to reimbursement under Section 4.

                  7.6 Payments Upon Other Termination; Death, Disability or Expiration. If this Agreement is terminated (i) upon the death of Consultant pursuant to Section 7.1, (ii) pursuant to Section 7.3(i), 7.3 (ii) or 7.3(iii), or (iii) upon the expiration of the Term pursuant to Section 7.4, the Company shall pay to Consultant (or, if applicable, his personal representative) the Consulting Fee through the date of termination and all expenses incurred by Consultant through the date of termination for which Consultant is entitled to reimbursement in accordance with Section 4.


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                  7.7 No Waiver. The failure or delay by either party hereto to exercise its right to terminate this Agreement with respect to any one or more of the matters referred to in this Section 7 shall not be taken or held to be a waiver by such party of its right of termination of this Agreement in respect to such matter or any subsequent matter.

                  7.8 Exclusive Remedy. Except as expressly provided in this
Section 7, upon the expiration or termination of this Agreement, the Company shall not have any liability or obligation of any kind or character to Consultant under the terms of this Agreement or in connection with the expiration or termination hereof.

                  7.9 Surviving Obligations. Upon any termination or expiration of this Agreement, Consultant shall continue to be subject to the provisions of Sections 9, 10, 11, 13, 15 and 16 (it being understood and agreed that such provisions shall survive any such termination or expiration and shall continue in full force and effect thereafter).

         8. Consultant's Warranties. Consultant hereby warrants that no other party has exclusive rights to its services in the specific areas described herein and that Consultant is in no way compromising any rights or trust relationships between any other party and Consultant, or creating a conflict of interest, or any possibility thereof, for Consultant or for the Company. Consultant further warrants that all services provided hereunder: (i) will be performed in accordance with all applicable Federal, State, or local laws, regulations and executive orders; and (ii) that performance of Consultant's obligations hereunder will not result in a breach or default under any agreement with or obligation to any third party, or in infringement of any intellectual property rights of any third party. Consultant agrees to indemnify and hold the Company harmless from any and all claims of other parties, arising out of or related in any way to any breach of these warranties.

         9. Safeguarding Proprietary Information and Other Company Documents and Materials.

                  9.1 Ownership; Nondisclosure. All Proprietary Information of the Company received by Consultant shall remain the exclusive property of the Company. During and following the Term, Consultant shall not use for his own or another's benefit or purposes, or disclose or communicate to any Person, directly or indirectly, any Proprietary Information of any kind concerning any matters affecting or relating to the Company or its business, EXCEPT as strictly required to carry out the internal business of the Company consistent with its policies, or as expressly authorized in writing in advance on behalf of the Company.

                  9.2 Third Parties' Rights. Consultant agrees not to use or disclose to the Company, or induce or cause the Company to use, any Proprietary Information belonging to any Person without the prior written consent of that Person. If Consultant uses his own Inventions, Trade Secrets or other Proprietary Information, Consultant will automatically confer on the Company the unrestricted right to use freely all of those matters used.


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                  9.3 Use and Return of Information, Documents and Things.
Consultant agrees that all information, documents and things (including, but not limited to, printouts, disks, tapes, programs, documentation, reports, records, notes, supplies, equipment, drawings, designs, and all business, product, marketing and sales information) which Consultant makes or which come into his possession or control by reason of the consulting arrangement created under this Agreement are the property of the Company. Consultant agrees not to use them in any way except in the regular course of the Company's internal business and consistent with its policies and Consultant will return them to the Company promptly upon any termination of this Agreement. Consultant will not deliver, reproduce, or in any way allow any information, documents or things to be delivered or used by any Person without the specific direction or consent of the Company. Consultant will not take or retain originals or copies of any information, documents or things of the Company.

                  9.4 Other Obligations. Consultant acknowledges that the Company from time to time may have agreements with other Persons including the U.S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding Proprietary Information or regarding the confidential nature of their work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder, including signing such other confidentiality agreements as may be required by other Persons as a condition to the Company obtaining or using Proprietary Information.

         10.      Intellectual Property Rights.

                  10.1 Assignment. Consultant agrees that any Intellectual Property which it conceives, creates or reduces to practice while providing consulting services for the Company pursuant to this Agreement, either alone or with the help of others, belongs to the Company if it (i) is made by use of the Company's property, staff, facilities, or Proprietary Information or on Company time, (ii) relates to the Company's actual or anticipated business, research or development, or (iii) results from or is suggested by, any work which Consultant performs for the Company, and Consultant hereby assigns all right, title and interest in this Intellectual Property to the Company or its nominee. Consultant also agrees that the Company has the right (but not the obligation) to patent, copyright, keep as a trade secret or otherwise deal with this Intellectual Property as the Company chooses. Consultant agrees to assign to the Company or its nominee all rights which Consultant may possess in any Intellectual Property of the Company regardless of where or how created where the Company is required to grant those rights to the United States Government or any of its agencies or to any third party.

         If any Intellectual Property relating in any manner to the actual or anticipated business, research or development of the Company is disclosed by Consultant to any Person within six (6) months after the termination of this Agreement, it shall be conclusively presumed that such Intellectual Property was conceived or resulted from developments made during the period of


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Consultant's consulting relationship with the Company and Consultant agrees that any such Intellectual Property will belong to the Company. Consultant agrees that any patent application filed within six (6) months after termination of this Agreement that (i) is made by use of the Company's property, staff, facilities, or Proprietary Information or on Company time, (ii) relates to the Company's actual or anticipated business, research or development, or (iii) results from or is suggested by, any work which Consultant performs for the Company shall be conclusively presumed to relate to an Invention made during the term of Consultant's consulting relationship with the Company. All works of authorship which Consultant creates under this Section 10.1 are intended to be and will be deemed "works for hire" within the copyright laws, meaning that the Company will be the owner of the copyrights.

                  10.2 Disclosure. To permit the Company to claim rights to which it may be entitled under this Agreement, Consultant agrees to disclose promptly and in writing to the Company, in confidence, all Intellectual Property which Consultant (alone or with others) conceives, makes or creates during the course of this Agreement, that (i) is made by use of the Company's property, staff, facilities, or Proprietary Information or on Company time, (ii) relates to the Company's actual or anticipated business, research or development, or
(iii) results from or is suggested by, any work which Consultant performs for the Company whether or not Consultant considers it patentable or otherwise protectable. Consultant agrees that this Intellectual Property will be deemed the Company's Proprietary Information for purposes of Consultant's nondisclosure obligations under Section 9.1, beginning on the date of its conception or creation. Consultant agrees to keep current and complete records concerning all such Intellectual Property which Consultant develops (which records shall be the Company's property) and to deliver the records to the Company upon written request.

                  10.3 Assistance. Consultant agrees, at any time while this Agreement is in effect or thereafter, on request of the Company and at the Company's expense, to execute specific assignments in favor of the Company or its nominee of any of the Intellectual Property covered by this Section 10, and to execute all papers and perform all lawful acts the Company considers necessary, for the procurement, protection from infringement, and enforcement of patents or copyrights of the United States and foreign countries or other forms of protection and for the transfer of any interest Consultant may have in such patents, copyrights or other forms of protection to the Company or its nominee. Consultant agrees, at any time while this Agreement is in effect and thereafter, on the request of the Company, to execute all documents and assist at the Company's expense in the preservation or exercise of all of the Company's interests arising under this Agreement.

                  10.4 Consultant's Rights. Consultant will retain all rights to any Intellectual Property not belonging to or assignable to the Company under this Section

         11. Non-Competition; Solicitation of Customers and Solicitation of Employees.

                  11.1     Non-Competition.


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                           11.1.1   Consultant agrees that, while this Agreement
is in force and for a period of six (6) months thereafter, Consultant shall not, directly or indirectly, engage in competition with the Company within any state in the United States, or any country outside of the United States in which the Company is then conducting its business (the United States and such countries being the "Territory"), in any manner or capacity (e.g., as a management consultant, principal, partner, owner, officer, director, stockholder or management employee).

                           11.1.2   Ownership by Consultant, as a passive
investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 11.

                           11.1.3   Consultant further agrees that, while this
Agreement is in force and for six (6) months after his termination, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by this Section 11 if such activity were carried out by Consultant, either directly or indirectly, and in particular Consultant agrees that he will not, directly or indirectly, induce any employee or consultant of the Company to carry out, directly or indirectly, any such activity.

                  11.2 Agreement Not to Solicit Customers. Consultant agrees that while this Agreement is in force and for a period of twelve (12) months thereafter, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (i) any person or entity whose account with the Company was sold or serviced (including maintenance) by the Company during the twelve (12) months preceding the termination of this Agreement, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the twelve (12) month period prior to the date of termination of this Agreement.

                  11.3 Agreement Not to Solicit Employees and Contractors. Consultant agrees that while this Agreement is in force and for a period of nine
(9) months thereafter, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or then serving as a consultant, sales representative or distributor of the Company.

                  11.4 Reformation. In the event that any provision in this
Section 11 is held to be over broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable to the fullest extent allowable. Consultant and the Company hereby agree that such amendment shall be accomplished as follows:


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         (i)      In the case of duration, the length of the covenant or
                  provision shall be reduced in increments of one (1) month each until it is of the greatest duration as may be enforceable under applicable law; and

         (ii) In the case of geographic scope, the geographic scope of the covenant or provision shall be reduced until it is of the greatest geographic scope as may be enforceable under applicable law, which reduction shall be effected by eliminating in the following order, one by one, countries outside the United States, beginning with the country in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross revenue over the prior six (6) months within each country until such scope is enforceable, and then, if necessary, by eliminating in the following order, one by one, individual States within the United States, beginning with the State in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross revenue over the prior six (6) months within each State until such scope is enforceable, and then, if necessary and applicable, by eliminating in the following order the counties in the State of Arizona, beginning with the county in which the Company received the least gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross revenue over the prior six (6) months within each county in Arizona until such scope is enforceable.

                  11.5 Reasonableness. Consultant and the Company agree that the covenants set forth in this Section 11 are appropriate and reasonable when considered in light of the nature and extent of the Company's business. Consultant acknowledges that: (i) the Company has a legitimate interest in protecting the Company's business activities; (ii) the covenants set forth herein are not oppressive to Consultant and contain reasonable limitations as to time, scope, geographical area and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Consultant can earn a livelihood without violating any of the covenants set forth herein; and (v) Consultant has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration received and to be received by Consultant under this Agreement.

                  11.6 Notice to Future Employers. For the period of twelve (12) months following the Term, Consultant shall provide a copy of this Agreement to any future or prospective employer (or consulting client) of Consultant and agrees that the Company also may do so.

         12. Subcontracting and Assignments by Consultant. It is understood and agreed that this Agreement is for the rendering of consulting services by Consultant who is acting as an independent contractor. Consultant may not assign any rights or obligations under this


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Agreement or subcontract any part or all of the services to be provided without the prior written consent of the Company.

         13. Surrender of Records and Property. Upon termination or expiration of this Agreement, Consultant shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, Trade Secrets and Proprietary Information of the Company, including, but not limited to, all documents which in whole or in part contain any Trade Secrets or Proprietary Information of the Company, which in any of these cases are in Consultant's possession or under Consultant's control.

         14. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Consultant, assign its rights and obligations under this Agreement to any corporation, firm or other business entity: (i) with or into which the Company may merge or consolidate; (ii) to which the Company may sell or transfer all or substantially all of its assets; or (iii) which controls, is controlled by or is under common control with, the Company, where control means the ownership of 50% or more of the equity investment and of the voting power of an entity.

         15. Injunctive Relief. Consultant agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 9, 10 and 11, which violations would cause the Company irreparable harm. Accordingly, Consultant specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         16. Dispute Resolution. If there shall be any dispute between the Company and Consultant whatsoever, the dispute shall be resolved in accordance with the dispute resolution procedures set forth in EXHIBIT C hereto, the provisions of which are incorporated as a part hereof, and the parties hereto hereby agree that such dispute resolution procedures shall be the exclusive method for resolution of disputes under this Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 16 or EXHIBIT C shall preclude either party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, either prior to or during any of the negotiations or proceedings provided for herein, if deemed necessary by the party, in its discretion, to protect its interests. Further, this Section 16 shall be specifically enforceable. IT IS EXPRESSLY UNDERSTOOD THAT BY SIGNING THIS AGREEMENT, WHICH INCORPORATES BINDING ARBITRATION, THE COMPANY AND CONSULTANT AGREE TO WAIVE COURT OR JURY TRIAL AND TO WAIVE PUNITIVE,


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STATUTORY, CONSEQUENTIAL AND ANY DAMAGES, OTHER THAN COMPENSATORY DAMAGES, TO
THE FULLEST EXTENT ALLOWED BY LAW.

         17.      Definitions.

For purposes of this Agreement, the following terms have the meanings ascribed to them below.

         "Cause" means the occurrence of any of the following: (i) Consultant's gross and willful misconduct which is injurious to the Company; (ii) Consultant's engaging in fraudulent or dishonest conduct with respect to the Company's business or in conduct of a criminal nature or acts of serious moral turpitude that may have an adverse impact on the Company's standing and reputation; (iii) the continued and unjustified failure or refusal by Consultant to perform the duties required of him by this Agreement or to adhere to written Company policy, which failure or refusal shall not be cured within fifteen (15) days following receipt by Consultant of written notice from the Company specifying the factors or events constituting such failure or refusal; (iv) Consultant's use of drugs and/or alcohol in violation of then current Company policy; or (v) Consultant's material breach of his obligations under Sections 8, 9, 10 and 11 hereof which, if capable of cure, shall not be cured within fifteen (15) days after written notice thereof to Consultant.

         "Intellectual Property" means all Inventions (whether or not patentable), Trade Secrets, works of authorship (whether or not copyrightable), patents, copyrights, trademarks, trade names, ideas or concepts, or improvements, modifications or additions to any of the above.

         "Inventions" means any new discoveries, innovations, programs, machines, manufacturing methods, processes, uses, apparatuses, compositions of matter, data or designs, or improvements, modifications or additions to any of the same, and is not limited to the definition of an invention contained in the United States patent laws.

         "Person" means any individual, corporation, partnership, trust or other association or entity.

         "Proprietary Information" means all information treated by a Person as proprietary, whether in tangible or intangible form, and whether or not it is marked as proprietary, including without limitation Intellectual Property and other property rights, as well as all business or technical information such as, for example, methods of doing business, business plans, development plans, product information, profit and loss statements and other financial information and lists of customers, suppliers and employees.

         "Trade Secrets" means all concepts, ideas, formulae, patterns, devices or compilations of information used in a company's business which may relate to the development, production, licensing, or sale of the company's goods or services, to the management or


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         administration of the company, or which otherwise give it a competitive advantage, which are not publicly known without restriction and without breach of this Agreement. Consultant will have the burden of proving public knowledge.

         18.      Miscellaneous.

                  18.1 Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as either party shall have furnished to the other in accordance with the terms of this Section 18.1):

          Viasoft, Inc.                         Michael A. Wolf
          3033 N. 44th St., Suite 101           11640 S. Warcloud Court
          Phoenix, AZ 8518                      Phoenix, Arizona  85044
          Fax:  (602) 840-4068
          Attention:  General Counsel

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 18.1 shall be deemed duly and validly given: (i) if delivered in person, upon delivery; (ii) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails; or (iii) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate confirmation of receipt.

                  18.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, except for other written agreements between the parties that are specifically referenced in this Agreement (including EXHIBIT B hereto), and the parties hereto have made no agreements, inducements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  18.3     Taxes and Fringe Benefits.

                           (i) Tax Reporting and Withholding. Contractor is not an employee of the Company and the Company will not withhold any income tax, FICA, Medicare, worker's compensation, or other employment taxes from payments to Consultant made pursuant to this Agreement, other than any taxes required by law to be withheld in connection with the exercise or sale of Viasoft common stock. Consultant is responsible for income tax withholding, FICA, Medicare, and other employment taxes, if any, as required with respect t payments made to Consultant under this Agreement. The Company will comply with all tax reporting requirements relating to payments made to an independent contractor. In the event any person or governmental entity attempts to hold the Company


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
         liable or responsible for income tax, FICA, Medicare, worker's compensation, or other employment taxes related to payments the Company makes to Consultant under this Agreement, Consultants shall indemnify and hold the Company, and its directors, officers, shareholders, employees and agents, harmless from and against any loss or liability, including attorneys' fees, penalties and interest.

                           (ii)  Fringe Benefits.  Because Consultant is engaged
as an independent contractor, Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company's benefit plans, any fringe benefits, health insurance workers' compensation insurance allowances, programs reimbursements, or the like, which the Company makes available to its employees.

                  18.4 Amendments. No amendment, modification or rescission of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  18.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  18.6 Severability. If, after application of any provision of this Agreement specifying how reformation shall be accomplished, including
Section 11.4, to the extent any provision of this Agreement shall still be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  18.7 Survival. Sections 7.5, 7.6, 7.9, 9, 10, 11, 13, 15 and
16 shall survive termination or expiration of this Agreement.

                  18.8 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona.

                  18.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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
         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first set forth above.

                                  VIASOFT, INC.


                                    By    /s/ Catherine R. Hardwick
                                         --------------------------------------
                                    Its   Vice President & General Counsel
                                         --------------------------------------



                                          /s/ Michael A. Wolf
                                         --------------------------------------
                                          MICHAEL A. WOLF

                                    EXHIBIT A

                       DESCRIPTION OF CONSULTING SERVICES


Consulting services related to identifying, negotiating and consummating acquisitions of technology, products or companies and assisting in developing a strategy and vision, as well as short and long term plans, for Viasoft business development and other services of a similar nature requested by the Board of Directors or the CEO.


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
                                    EXHIBIT B

                      ADDITIONAL BENEFITS AND STOCK RIGHTS


ADDITIONAL BENEFITS:

    OFFICE Consultant shall be provided an office at the Company's headquarters in Phoenix, Arizona.

    PARKING Consultant shall be provided an assigned, covered parking place at the Company's headquarters in Phoenix, Arizona.

    COMPUTER/         Consultant shall be provided a computer and office
    SUPPORT           supplies, as well as reasonable administrative support, to perform the consulting services.

    INSURANCE         Viasoft will maintain your current health insurance
                      coverage by paying the cost of COBRA benefits for a period of one hundred twenty (120) days from the Effective Date.



STOCK RIGHTS:

    Incentive Stock Option Agreement dated February 28, 1995

    Non-Qualified Stock Option Agreement dated February 28, 1995

    Restricted Stock Purchase Agreement dated October 26, 1993

    Restricted Stock Purchase Agreement dated February 19, 1993


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
                                    EXHIBIT C

                          DISPUTE RESOLUTION PROCEDURES


         A. If a controversy should arise which is covered by Section 16, then not later than three (3) months from the date of the event which is the subject of dispute either party may serve on the other a written notice specifying the existence of such controversy and setting forth in reasonably specific detail the grounds thereof ("Notice of Controversy"); provided that, in any event, the other party shall have at least thirty (30) days from and after the date of the Notice of Controversy to serve a written notice of any counterclaim ("Notice of Counterclaim"). The Notice of Counterclaim shall specify the claim or claims in reasonably specific detail. If the Notice of Controversy or the Notice of Counterclaim, as the case may be, is not served within the applicable period, the claim set forth therein will be deemed to have been waived, abandoned and rendered unenforceable.

         B. Following receipt of the Notice of Controversy (or the Notice of Counterclaim, as the case may be), there shall be a three week period during which the parties will make a good faith effort to resolve the dispute through negotiation ("Period of Negotiation"). Neither party shall take any action during the Period of Negotiation to initiate arbitration proceedings.

         C. If the parties should agree during the Period of Negotiation to mediate the dispute, then the Period of Negotiation shall be extended by an amount of time to be agreed upon by the parties to permit such mediation. In no event, however, may the Period of Negotiation be extended by more than five (5) weeks or, stated differently, in no event may the Period of Negotiation be extended to encompass more than a total of eight (8) weeks.

         D. If the parties agree to mediate the dispute but are thereafter unable to agree within one (1) week on the format and procedures for the mediation, then the effort to mediate shall cease, and the Period of Negotiation shall terminate four (4) weeks from the Notice of Controversy (or the Notice of Counterclaim, as the case may be).

         E. Following the termination of the Period of Negotiation, the dispute (including the main claim and counterclaim, if any) shall be settled by arbitration, governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. ("FAA"), and judgment upon the award may be entered in any court of competent jurisdiction. The format and procedures of the arbitration are set forth below.

         F. A notice of intention to arbitrate ("Notice of Arbitration") shall be served on the opposing party within forty-five (45) days of the termination of the Period of Negotiation. If the Notice of Arbitration is not served within this period, the claim set forth in the Notice of

Controversy (or the Notice of Counterclaim, as the case may be) will be deemed to have been waived, abandoned and rendered unenforceable.

         G. The Company shall designate a neutral third party to administer the arbitration, such as the American Arbitration Association, or another neutral individual or entity (the "Administrator").

         H. The arbitrators shall reach a decision on the merits on the basis of applicable legal principals as embodied in the law of the State of Arizona. The arbitration hearing shall take place in Phoenix, Arizona.

         I. There shall be three arbitrators, regardless of the amount in controversy. Each party shall select one arbitrator within fifteen (15) days after the Notice of Arbitration is served by notifying the opposing party and the Administrator of such selection, and the two party-appointed arbitrators shall select the third arbitrator within fifteen (15) days after they are selected and shall promptly notify the parties of such selection. The third arbitrator, in order to be eligible to serve, shall be a lawyer in Phoenix, Arizona (i) who has at least fifteen (15) years experience specializing in general commercial litigation, general corporate and commercial matters and (ii) who has had both training and experience as an arbitrator. In the event the party-appointed arbitrators cannot agree on a third arbitrator, the Administrator shall appoint a third arbitrator who shall meet the foregoing criteria. Until the conclusion of the arbitration, each party shall pay the fees and costs of its party-appointed arbitrator, and the parties shall each pay one-half (1/2) the fees and costs of the third arbitrator. Upon the conclusion of the arbitration, the prevailing party shall be entitled to reimbursement of the arbitrators' fees it has paid, as set forth below.

         J. At the time of appointment and as a condition thereto, each arbitrator will be apprised of the time limitations and other provisions of this Exhibit C and shall indicate such arbitrator's agreement to comply with such provisions and time limitations.

         K. During the thirty (30) day period following appointment of the third arbitrator, either party may serve on the other a request for limited numbers of documents (no more than twenty (20) categories of documents may be requested) directly related to the dispute. Such documents will be produced within seven
(7) days of the request to the extent practicable.

         L. Following the thirty (30) day period of document production, there will be a forty-five (45) day period during which limited depositions will be permissible. Neither party will take more than five (5) depositions, and no party can question a witness for more than three (3) hours in any deposition.

         M. Disputes as to discovery or prehearing matters of a procedural nature shall be promptly submitted to the arbitrators pursuant to telephone conference call or otherwise. The arbitrators shall make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter.

         N. Following the period of depositions, the arbitration hearing shall promptly commence. The arbitrators will make every effort to commence the hearing within thirty (30) days of the conclusion of the deposition period and, in addition, will make every effort to conduct the hearing on consecutive business days to conclusion. The Federal Rules of Evidence will apply during the arbitration hearing.

         O. An award will be rendered, at the latest, within six (6) months of the date of the Notice of Arbitration and within thirty (30) days of the close of the arbitration hearing. The award shall set forth the grounds for the decision (findings of fact and conclusions of law) in reasonably specific detail. The award shall be final and nonappealable except as provided in the FAA.

         The award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential, statutory or other) are included, the award shall be vacated and remanded, or modified or corrected, as appropriate to promote this damage limitation.

         The prevailing party in the arbitration shall be entitled to reimbursement from the other party of costs incurred in connection with the arbitration, including, without limitation, filing fees, attorneys' fees, disbursements of counsel, costs, and arbitrator's fees.

         P. All decisions and awards of the arbitrators must be by a majority of the arbitrators.

         Q. All negotiations and proceedings pursuant to this Exhibit C and information and documents disclosed therein ("Confidential Information") shall be used only for negotiation, mediation, and arbitration as provided in this Exhibit C, and for no other purpose. Specifically, Confidential Information shall not be disclosed to anyone other than (i) the parties and their attorneys and staffs; (ii) outside experts or consultants retained by the parties for purposes of mediation or arbitration, including their secretarial or clerical personnel, provided that the outside experts and consultants have first read this paragraph and have agreed to abide by its terms; and (iii) other persons upon whom the parties mutually agree in writing. All arbitrators and mediators shall agree in writing, prior to the start of any mediation or arbitration, to agree to comply with the foregoing restrictions regarding Confidential Information. All documents will be returned to the party that produced such documents when the documents are no longer needed or upon the final determination of the mediation or arbitration.

         R. The parties may agree upon different procedures or deadlines only in a writing signed by both parties.